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                                                                     EXHIBIT 5.1

                [LETTERHEAD OF BROBECK, PHLEGER & HARRISON LLP]

                               November 4, 1997



Credence Systems Corporation
215 Fourier Avenue
Fremont, California 94539

Ladies and Gentlemen:

       This opinion is rendered to you in connection with a registration statement (the "Registration Statement") on Form S-3 filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of $115,000,000 principal amount of 5-1/4% Convertible Subordinated Notes due 2002 (the "Notes") of Credence Systems Corporation ("Credence") and 1,663,051 shares of Common Stock of Credence issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock of Credence as may become issuable upon conversion of the Notes by means of an adjustment in the conversion price (the "Shares"). Credence originally sold the Notes pursuant to a Purchase Agreement dated September 4, 1997 between Credence and Smith Barney Inc. The Notes were issued pursuant to the provisions of an Indenture dated as of September 10, 1997 (the "Indenture") between Credence and State Street Bank and Trust Company of California, N.A. as Trustee. The Notes and the Shares are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the effective date of the Registration Statement.

       We have acted as counsel for Credence in connection with the issuance and sale of the Notes and the preparation of the Registration Statement. For purposes of this opinion, we have examined and relied upon the information set forth in the Registration Statement and such other documents and records as we have deemed necessary.

       We have assumed that no issuance of the Shares will result in the issuance by Credence of shares in excess of its then authorized Common Stock and that the price received by Credence for the Shares will not be less than the par value thereof.

       Based on the foregoing, we are of the opinion that:

       1. The Notes are valid and legally binding obligations of Credence and are entitled to the benefits of the Indenture, except that enforcement of rights and remedies created by the Notes is subject to bankruptcy, reorganization insolvency or similar laws of
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                [LETTERHEAD OF BROBECK PHLEGER & HARRISON LLP]

Credence Systems Corporation                                    November 3, 1997
                                                                          Page 2



general application affecting the rights and remedies of creditors and that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

       2. The Shares have been duly authorized and reserved for issuance upon conversion of the Notes, and when issued upon such conversion in accordance with the terms of the Notes, will be validly issued, fully paid and nonassessable.

       We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Matters."

       It is understood that this opinion is to be used only in connection with the offer and sale of the Notes and the Shares while the Registration Statement is in effect.

                                          Very truly yours,

                                          /s/ Brobeck, Phleger & Harrison LLP

                                          BROBECK, PHLEGER & HARRISON LLP